UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2007

Penn Octane Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-24394	52-1790357
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77-530 Enfield Lane, Bldg. D Palm Desert, California	92211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 772-9080

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On June 29, 2007, the Board of Directors of Penn Octane Corporation (“Penn Octane”) approved the grant of a warrant to purchase 150,000 shares of its common stock under Penn Octane’s 2001 Warrant Plan previously approved by the stockholders. The warrant was issued to an executive officer of Penn Octane. The exercise price for the warrant is $0.70 per share, which was the closing price for Penn Octane common stock as reported by the OTC Bulletin Board on June 29, 2007. The warrant vests in equal monthly installments over a period of 36 months beginning January 1, 2007, becomes fully exercisable upon a change in control event, and expires five years from the date of grant. This issuance was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof because the issuance does not involve any public offering of securities.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2007, the Board of Directors of Penn Octane approved an increase in the salary of Ian T. Bothwell, Acting Chief Executive Officer, Acting President, Vice President and Chief Financial Officer, to $220,000 per year. The salary increase is retroactive to January 1, 2007. Payment of Mr. Bothwell’s salary will be shared between Penn Octane and its affiliate, Rio Vista Energy Partners L.P., in accordance with existing intercompany agreements

On June 29, 2007, the Board of Directors of Penn Octane approved the grant of a warrant to purchase 150,000 shares of common stock of Penn Octane to Ian T. Bothwell, Acting Chief Executive Officer, Acting President, Vice President and Chief Financial Officer, under Penn Octane’s 2001 Warrant Plan. The exercise price for the warrant is $0.70 per share, which was the closing price for Penn Octane common stock as reported by the OTC Bulletin Board on June 29, 2007. Warrants granted to Mr. Bothwell vest in equal monthly installments over a period of 36 months beginning January 1, 2007, become fully exercisable upon a change in control event, and expire five years from the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN OCTANE CORPORATION

By: /s/ Ian T. Bothwell
Name: Ian T. Bothwell
Title: Acting Chief Executive
Officer, Acting President, Vice
President, Chief Financial Officer,
Treasurer and Assistant Secretary
(Principal Executive, Financial and
Accounting Officer)

Date: July 6, 2007

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